Exhibit 4.11

COPY OF

MTS OJSC

GENERAL AGREEMENT

ABOUT SHORT-TERM CREDITS

BETWEEN

ZAO KB CITIBANK

AS THE CREDITOR

AND

MOBILE TELESYSTEMS OJSC

AS THE BORROWER

THE PRESENT GENERAL AGREEMENT ABOUT SHORT-TERM CREDITS was concluded in Moscow on May 10, 2012 between:

ZAO KB CITIBANK, a commercial bank, founded and operating in accordance with the legislation of the Russian Federation, located at the address: building 1, 8-10 ulitsa Gasheka, Moscow, 125047, Russian Federation (“Citibank”); and

Mobile TeleSystems OJSC, an open joint stock company, founded and operating in accordance with the legislation of the Russian Federation, located at the address: 8/4 Vorontsovskaya ulitsa, Moscow, 109044, Russian Federation (“Borrower”).

1.                            SUBJECT OF AGREEMENT

1.1                     The present Agreement establishes general terms and conditions, in accordance with which Citibank may from time to time extend short-term credits to the Borrower for the purpose of replenishment of the circulating capital, including (but not limited to) pre-export, post-import, other kinds of financing, and the Borrower is obliged to use all received credits hereunder for the relevant purpose, and Citibank may but is not obliged to check such purpose use (“Credits” and every one separately — “Credit”), but without Citibank’s obligation to extend such a Credit to the Borrower.

1.2                     Credits may be extended by Citibank to the Borrower after receiving by Citibank from the Borrower of a written request for a Credit, composed according to the form, contained in Appendix 1 to the present Agreement (“Credit Request”) and a written approval by Citibank of such a Credit Request. For this purpose the Borrower shall send to Citibank two originals of a Credit Request, properly signed on behalf of the Borrower and, in case of its approval, Citibank shall sign and return one original to the Borrower.

1.3                     The present Agreement and a Credit Request, properly signed by the both parties, as a whole constitute a separate and independent credit contract, concluded by Citibank and the Borrower with respect to a relevant Credit. The provisions of both the present Agreement and a Credit Request are applicable to the Credit, and herewith, in case of contradictions between the provisions of the present Agreement and a Credit Request, the provisions of the present Agreement shall prevail.

2.                            CREDITS

2.1                     Credits may be extended to the Borrower in Russian rubles. The Borrower is entitled to receive a Credit at the date it fulfills repayment of another Credit.

2.2                     Credits may be extended for a period, not exceeding one hundred eighty two (182) calendar days, and the Borrower is obliged to repay every Credit in full at the Repayment Date, specified in the Credit Request.

2.3                     If a Borrower wants to repay a Credit (or any part of it) before the Repayment Date, and Citibank provides a written consent to such anticipated repayment, the Borrower shall, upon Citibank’s claim, pay to the latter Anticipated Repayment Costs. For the purpose of the present Agreement “Anticipated Repayment Costs” mean a positive amount (if available), calculated by Citibank as a difference between:

•             interest amount (according to the interest rate, established by the Agreement, minus the margin), which Citibank would have received for an amount, equivalent to the amount, which is anticipatorily repaid, for the period from the anticipated repayment date till the Repayment Date; and

•             interest amount, which Citibank could have received, if it had deposited an amount, equivalent to the amount, which is anticipatorily repaid, in another bank in a relevant inter-bank market for the period, starting on the next business day after receiving from the Borrower of anticipated repayment assets and ending at the Repayment Date.

Present item 2.3 shall not be applicable, if such repayment is fulfilled in accordance with the provisions of items 9.1 and 9.3 of the present Agreement.

2.4                     Upon extension of every Credit the Borrower shall pay a Credit commission in the amount of 0.25% of the amount of every Credit within three (3) bank days from the moment of extension of the Credit.

3                               INTERESTS

3.1                     Unless otherwise stipulated in a Credit Request, the Borrower shall pay Credit Interests according to the interest rate, determined below.

3.2                     The interest rate is as follows:

3.2.1           the MOSPRIME rate, increased by the margin amount, equal to 1.50% (one and fifty hundredths) of the annual interest. For the purposes of the present Agreement the “MOSPRIME rate” means the rate of annual interest, published on the MOSPRIME1 page of Reuter display, established for deposits for a period, equal to the Credit period, approximately as of 12:30 p.m. (by Moscow time) on the first business day of a relevant interest period; herewith, if publishing of rates on the MOSPRIME1 page of Reuter display is ceased and ZAO KB Citibank does not choose an another page or service, publishing the MOSPRIME rate, the MOSPRIME rate shall mean the rate of annual interest, established for ZAO KB Citibank with respect to the costs of receiving by it of the specified deposits in Russian rubles, offered for the relevant interest period by the following five banks, operating in the Russian inter-bank market: The Royal Bank of Scotland ZAO, OAO Bank VTB, OAO Sberbank of Russia, OOO HSBS Bank (RR), ZAO Raiffeisen Bank and ZAO UniCredit Bank, approximately as of 12:30 p.m. (by Moscow time) at the first business date of a relevant interest period. If at least three deposit price quotations are provided, the rate as of the present day will be equal to the arithmetic average of these quotations. If less than three deposit price quotations can be provided, the rate for this day will be equal to the rate of annual interest, established by ZAO KB Citibank with respect to the costs of receiving by it of the specified deposits during the relevant period of any reasonably chosen by it sources; and

3.2.2           upon occurrence of an Event of Default — with respect to any outstanding at that moment Credit (or any part of it) and until its full repayment — the rate of annual interest, calculated in accordance with item 3.2.1, increased by three (3) percent per annum.

3.3                     Interest for every Credit shall be accrued on the daily basis and calculated on the basis of the longitude of a year, consisting of 365(6) days, and the actual amount of passed days.

3.4                    Unless otherwise stipulated in a Credit Request, during the whole period, while a Credit (or any part of it) is outstanding, the Borrower shall pay Credit Interest at the Credit Repayment Date jointly with the primary credit amount (every such date shall be referred to as “Interest Payment Date”).

4.                            PAYMENTS

4.1                     Unless otherwise agreed by the parties, the Credit Amount, specified in a Credit Request, shall be transferred by Citibank in the Credit Currency to the account, the details of which were specified by the Borrower in the Credit Request. A credit shall be deemed extended on the business day, on which the relevant amount is debited from the ruble correspondent account of Citibank, which is specified in item 9.12 of the present Agreement, in favor of the Borrower.

4.2                     Unless otherwise agreed by the parties, repayment of a Credit and payment of the interest, charged on it, shall be fulfilled by way of transferring by the Borrower of relevant monetary assets to the account of Citibank in the Credit Currency on the relevant Repayment Date and Interest Payment Date(-s). A Credit shall be deemed to be repaid (or interest shall be deemed to be paid), as well as all other Borrower’s payments under the present Agreement shall be deemed to be received by Citibank on the business day, on which the correspondent monetary assets are credited to the correspondent account of Citibank in the payment currency, specified in item 9.12 of the present Agreement.

4.3                              If the date, on which the Borrower shall fulfill a payment to Citibank under the present Agreement, is not a business day in Moscow, the payment shall be fulfilled by the Borrower on the nearest business day, succeeding the previously agreed payment date.

4.4                              All payments, which the Borrower shall fulfill under the present Agreement, shall be executed without the right of offset of counter claims, deductions of any kinds from the Borrower’s side. If the Borrower shall, in accordance with the applicable legislation, fulfill such a payment with deductions against a tax or on another basis, the amount, paid by the Borrower to Citibank, shall be increased so, that after the relevant deduction Citibank could receive a net amount, equal to the amount, which it would have received, if such deductions had not been fulfilled or required.

4.5                              Payments, received from the Borrower, shall be used for servicing of the Borrower’s debt to Citibank in the following order:

•                      for compensation of costs and expenses of Citibank, as provided by the applicable law, including expenses, related to execution of Credit Contracts in favor of Citibank,

•                      for paying of interests hereunder in accordance with Article 3 hereof;

•                      for repaying of the primary credit amount; and

•                      for paying of amounts in accordance with items 2.3, 7.4 and 9.1 of the present Agreement.

5.                                     REPRESENTATIONS

5.1                              The Borrower represents and warrants to Citibank that:

5.1.1           it is an open joint stock company, properly founded and legally operating in accordance with the legislation of the Russian Federation, is an independent legal entity and is entitled and authorized to conclude the present Agreement and execute the obligation hereunder and under other documents, signed by the Borrower in accordance with the present Agreement, and the persons, who have signed the present Agreement and any other documents on behalf of the Borrower, are properly authorized to do it;

5.1.2           the present Agreement and other documents, signed by the Borrower in accordance with the present Agreement, are legally binding for it and enforceable in accordance with their terms, and they do not violate or contradict and will not violate or contradict any legislation, applicable to it, any provision of the Borrower’s foundation documents, an order or a judgment of any court or a state institution, delivered against the Borrower or any of its assets, or any contract restriction, legally binding the Borrower or its assets, or affecting the Borrower or its assets;

5.1.3           all permits of state and other bodies, as well as approvals of the Borrower’s management bodies, which shall be received with respect to the present Agreement or any other documents, signed by the Borrower in accordance with the present Agreement, have been received and are valid, as well as all terms of such permits and approvals are observed;

5.1.4           the Borrower’s obligations with respect to repaying of debts under the present Agreement have, at least, pari passu ranking with all its other unsecured financial liabilities, except for its obligations to creditors, claims of which are covered by the preferential assignment exclusively in accordance with the applicable regulatory acts about bankruptcy, financial insolvency, liquidation or any other similar general regulatory acts;

5.1.5           no Event of Default or any other event, which is or may become (after passing of some time, after sending of a notification or upon combining of the specified conditions) a Credit Default Event, has occurred and is not continuing;

5.1.6           there is no and, as far as the Borrower knows, there is no threat of bringing of a case against it or any Subsidiary of the Borrower (as defined in item 6.1.3 of the present Agreement) before any court, arbitrage court, state body, institution or with any official person or an arbitrator, which may influence the legality, validity or enforceability of the present Agreement or any other documents, signed by it in accordance with the present Agreement, as well as the ability of the Borrower to execute its obligations under the present Agreement or any other documents, signed by it in accordance with the present Agreement;

5.1.7           the Borrower has not taken any measure, and no measures have been taken against it and no judicial proceedings were executed against it in accordance with Federal Law No. 127-FZ, d/d 26.10.2002 “About financial insolvency (bankruptcy)” (with subsequent alterations and amendments) with the purpose of its liquidation, dissolution, introduction of external control or judicial restructuring or appointment of a bankruptcy administrator, a bankruptcy commissioner, a custodian or a similar official person with respect to the Borrower or any of its assets or incomes;

5.1.8           the information, provided to Citibank in connection with the present Agreement, is credible, complete and exact in all material respect, and the Borrower is not aware of any material facts or circumstance, which have not been disclosed to Citibank and which could, upon their disclosure, negatively impact a decision of a person, considering the issue about provision of financing to the Borrower;

5.1.9           as of the date of the present Agreement the Borrower has not outstanding tax liabilities, arrears in repayment of which constitute more than three months, except for a liability, which has not been contested by it in good faith or the amount of which does not exceed one hundred million (100,000,000) US dollars or an equivalent in another currency;

5.1.10    the Borrower has not created any encumbrance, except for those, which have been created and are valid as of the date of conclusion of the present Agreement and which Citibank has been notified about in writing, or except for Admitted Encumbrances.

For the purposes of the present Agreement:

“Encumbrance” means a mortgage, pledge, deduction right or any other encumbrance, providing any obligation of any person, any agreement, having a similar effect;

“Admitted Encumbrances” mean

(a)                   any Encumbrance over any assets of any legal entity, existing at the moment, when such a legal entity is incorporating or consolidating with the Borrower or such and Encumbrance is being included into any Encumbrance of the Borrower, or such a legal entity is becoming the a Subsidiary of the Borrower, and which was not the reason for creation of such an event, provided that such an Encumbrance does not cover any other assets of the Borrower and such a legal entity;

(b)                   any Encumbrance, covering any assets before purchasing of them by the Borrower or a Subsidiary of the Borrower and which was not the reason for such purchasing, provided that such an Encumbrance does not cover any other assets of the Borrower or a Subsidiary of the Borrower;

(c)                    any Encumbrance for any assets, which serve as a security of a Financial Liability (as defined below) of the Borrower or a Financial Liability of any Subsidiary of the Borrower, created or provided for the purpose of financing of all or a part of expenses for purchasing, repairing or reconstruction of such assets, provided that (i) the cumulative primary amount of the whole Financial Liability, secured by such an Encumbrance for such assets, shall not exceed the least of (x) the purchase price of such assets and (y) the market value of such assets at the moment of their purchasing, repairing or reconstruction; and (ii) such an Encumbrance arises with respect to such assets simultaneously with repairing or their reconstruction or within 90 days after their purchasing, depending on circumstances;

(d)                   any Encumbrance, arising in pursuance of a law, including any Encumbrance (i), arising in the normal course of business with respect to amounts, not paid or contested by the Borrower or any Subsidiary of the Borrower in good faith in the course of relevant judicial proceedings and (ii) in connections with paying of taxes, fees, claims or demands from state bodies, including but not limited to claims or demands from tax authorities of the Russian Federation;

(e)                    any Encumbrance for assets of any Subsidiary of the Borrower, securing an intra-group Financial Liability of such a Subsidiary to the Borrower or another Subsidiary;

(f)                     any agreement about mutual compensation of claims and obligations or about setoff of claims, concluded by the Borrower or a Subsidiary with any bank or another financial and lending organization in the course of its normal activity for the purpose of mutual compensation or setoff of debit and credit amounts for relevant credits, concluded with such a bank or a financial and lending organization;

(g)                    servitudes, rights of passage, restriction and any other similar dues or encumbrances, which have arisen in the course of normal business and which are not considered to be material involvement into the normal business of the Borrower or any Subsidiary of the Borrower, including any encumbrance or restriction with respect to a share in the capital of any joint venture, in accordance with a joint venture agreement;

(h)                   any extension, renewal or replacement of any Encumbrance, described in items (a) — (g) above, provided that (i) such extension, renewal or replacement shall not be more restricted in any material meaning than the Encumbrance itself; (ii) the amount of the Financial Liability, secured by such an Encumbrance, is not increased; (iii) if the assets, securing the amount of the Financial Liability with the account for the Encumbrance, change in connection with such refinancing, extension or replacement, the market value of the property or assets, provided as an Encumbrance, does not increase; and

(i)                       any other Encumbrance (except for any Encumbrance, described in (a) — (h) above), provided that immediately after becoming of such an Encumbrance valid, the total amount of the whole secured Financial Liability of the Borrower and Subsidiaries, secured by the Encumbrance, specified in present item (i), does not exceed ten percents (10%) of the balance value of the Borrower’s assets, as this figure is stipulated in the consolidated audited financial report of the Borrower, prepared in accordance with the GAAP of the USA as of the end of a relevant financial year.

“Financial Liability” means any liability of the Borrower with respect to:

(a) /illegible/ monetary assets;

(b) amounts attracted through an accept under an accept of non-documentary credit;

(c) amounts of liabilities under any credit or issue of any bonds, bills of exchange, debt obligations or other similar debt instruments;

(d) amounts of obligations with respect to any lease agreement or installment purchase agreement, which is considered, in accordance with the GAAP of the USA, to be financial or capital leasing;

(e) a sold or assigned debt receivable (except for the cases, when a purchaser of such a debt receivable has not right of claim to the person, who has sold such a debt receivable;

(f) monetary amounts, attracted under another transaction (including forward sale and purchase contracts), having the commercial effect of a monetary loan or credit;

(g) any transactions with derivative financial instruments, aimed at protection or receiving of an income from fluctuation of any rate or price (and where calculation of the costs of any transaction with derivative financial instruments is fulfilled only on the basis of the market value);

(h) shares, which are considered to be subject to repurchasing upon a claim of the holder of these shares at or before the Repayment Date (but with exclusion of any accrued dividends) (and for the avoidance of doubt, to the extension the specified shares are subject to repayment upon a claim of the holder of these share exclusively as a result of reorganization of a company or a big transaction (as interpreted in accordance with the applicable Russian legislation), such shares are not accounted for the purposes of the present definition till the moment of raising by the holder of the shares of a claim to repurchase the specified shares;

(i) any reimbursement obligation under an agreement about warranty, indemnity obligation, financial liability, stand-by or documentary letter of credit or another instrument, issued by a bank or any credit organization upon a request of the Borrower; and

(j) a liability amount with respect to any security or reimbursement of damage, caused to any person with respect to any liability, specified in sub-items (a) — (h) above.

6.                                      OBLIGATIONS

6.1                               Until a Credit (or any part of it) is unpaid, the Borrower is obliged to:

6.1.1                    observe in all material respects all applicable legislative acts, regulations, decrees and orders;

6.1.2                     provide that at any moment all claims of Citibank to the Borrower under the present Agreement have, at least, the pari passu ranking with its all unsecured liabilities, except for liabilities to creditors, claims of which are covered by the preferential assignment exclusively in accordance with the applicable regulatory acts about bankruptcy, financial insolvency, liquidation or any other similar general regulatory acts;

6.1.3                     without a preliminary written consent of Citibank not to fulfill and not to take part in fulfilling of any reorganization (as defined in item 1 of Article 57 of the Civil Code of the Russian Federation), except for reorganization of the Borrower in the form of incorporation with its Subsidiaries, not to assign, sale or transfer ownership by another way of all or a significant part of its assets, and not to create any encumbrance, mortgage, pledge or a retention right of any kind (except for Admitted Encumbrances) or any other preferential rights, having similar subsequence for all or any of its assets;

For the purposes of the present Agreement:

“Subsidiary” means a legal entity, which the Borrower executes control over (as defined below) and/or owns directly or indirectly more than 50% of the charter capital or has a similar ownership right.

“Control” (including the expressions “controlled”, “under control”) of any person over a legal entity means execution of rights to determine or influence taking decisions and give instruction, obligatory for fulfilling, with respect to management of the legal person, through ownership of voting shares, having a power of attorney, a credit agreement, in the role of a custodian, or through another way, including the right to appoint more than 50% of members of the management bodies;

6.1.4                     promptly notify Citibank about occurrence of any Event of Default or an event, which may become (after passing of some time, after sending of a notification or upon combination of the specified conditions) a Event of Default; and

6.1.5                     provide Citibank, on the basis of a written request of Citibank, with the right of access to accounting books and records in the premises of the Borrower; and

6.1.6                     upon a request of Citibank, provide copies of trade contracts (to the amount not less than the amount of requested Credit), which secure the present financing.

7.                                     EVENTS OF DEFAULT

7.1                              Until a Credit (or any part of it) is unpaid, occurrence of any of the following events with respect to the Borrower shall be deemed an event of non-fulfilling of obligations (“Event of Default”):

7.1.1                     the Borrower does not repay the Credit, pay interest for using a Credit or pay other amounts subject to payment to Citibank in connections with the Credit in accordance with the terms of the present Agreement within the time limit, in the currency and according to the procedure, stipulated in the present Agreement (except for the cases, when such a default, in the opinion of Citibank, is caused exclusively by technical and administrative reasons and may be eliminated within three (3) business days after the required date;

7.1.2                     the Borrower does not properly fulfill or observe any of its obligations under the present Agreement or any other document, signed by the Borrower in accordance with the present Agreement, and such a violation is not eliminated by a way, appropriate for Citibank, within ten (10) business days after sending by Citibank of a relevant notification to the Borrower;

7.1.3                     any representation or declaration, made by the Borrower in the present Agreement or any other documents, signed by the Borrower in accordance with the present Agreement, in any certificate or application, sent by the Borrower to Citibank in accordance with the present Agreement or in connection with it, is or turns to be false or misleading in any material respect as of the moment of their provision and remains to be false or misleading in any material respect during at least ten (10) business days after sending by Citibank of a relevant notification to the Borrower;

7.1.4                     any Financial Liability of the Borrower (except for a Financial Liability of the Borrower to a Subsidiary of the Borrower) is not repaid in time (and such an amount remains unpaid after expiration of a period of grace, applicable to it) or is declared to be anticipatorily repaid, provided that the amount of such a Financial Liability exceeds one hundred million (100,000,000) US dollars or an equivalent of it in another currency;

7.1.5                     the Borrower, being unable to repay its debt as soon as at the dates of its repayment, the total amount of which exceeds one hundred million (100,000,000) US dollars or a equivalent of it in another currency, starts negotiations with its major creditors for the purpose of payment deferment or writing off the debt, or any other restructuring or ceasing of a material part of the Borrower’s debt under any of its obligations (including, among other issues, summoning of the meeting (the committee) of the creditors);

7.1.6                     all or a significant part of the Borrower’s asset, constituting more that 10% of their total balance value, determined on the basis of the latest consolidated report in accordance of the GAAP of the USA, are punished or seized, and such a seizure is not removed or suspended within twenty (20) business days;

7.1.7                     the Borrower takes any actions with the purpose of its liquidations or introduction of external control or judicial reorganization of any kind, with the purpose of appointment of a bankruptcy administrator, bankruptcy trustee, external administrator, custodian or a similar official person with respect to the Borrower, or any of its incomes and assets, or in respect of it the bankruptcy procedure is initiated in accordance with Federal Law No. 127-FZ, d/d 26.10.2002 “About financial insolvency (bankruptcy)” (with subsequent alteration and amendments), provided that such measures (procedures) or judicial proceedings with respect of them are not ceased or suspended within sixty (60) days from the date of their starting in accordance with the procedure, provided by the applicable law;

7.1.8                     the Borrower ceases to fulfill the activity, which it fulfilled as of the date of conclusion of the present Agreement or starts fulfilling types of activity, significantly differing from the activity, fulfilled as of the date of conclusion of the present Agreement.

7.2                              Any of the following events shall be deemed an event of anticipated repayment (“Anticipated Repayment Event”):

7.2.1                     The present Agreement or any other document, signed by the parties in connection with the present Agreement, for any reason ceases to be in force or is dissolved by any of the partied, except for Citibank;

7.2.2                     Non-provision upon a request of the Creditor of documents, confirming purchasing of goods / services (copies of commercial invoices / invoices and payment orders, confirming payment for the goods / services, etc), for financing of which a Credit had been extended;

7.2.3                     In the business activity of the financial status of the Borrower significant unfavorable changes take place, which, upon a justified opinion of Citibank, make it reasonable to believe that the Borrower is unable (or may be unable) to fulfill its obligations hereunder.

7.3                              Upon occurrence of any Event of Default, specified above in item 7.1, or Anticipated Repayment Events, specified in item 7.2, as well as at any time afterwards Citibank may, by sending of a written notification to the Borrower, request Credit repayment (after which all Credits, as well as all interests and payables of the Borrower, shall be repaid according to the specified order).

If Citibank requests Credits repayment, Citibank may, at any time starting from this moment, request, through sending of a written notification to the Borrower, Credits repayment at the date, specified by it in such a notification, but not earlier than fifteen (15) business days from the moment of sending of the written notification by Citibank (after which the relevant Credits shall be repaid at such a date, as well as the accrued interests and any other payables of the Borrower, connected to them).

7.4                             The Borrower shall compensate to Citibank expenses, damages and costs, incurred by Citibank as a result of any non-fulfillment or improper fulfillment by the Borrower of any of its obligations hereunder upon presenting of a documentary confirmation of such expenses and damages, incurred by Citibank.

8.                                      INFORMATION DISCLOSURE

8.1                              With the account for the right of Citibank, provided by item 8.2 below, the parties are obliged to observe confidentiality and, without a preliminary written consent of the other party, not to disclose to third person any facts and information, connected to the present Agreement and Credits, unless otherwise provided by the law, as well as except for disclosure of information to legal, tax and financial consultants of the parties, rating agencies and affiliated persons of the parties (as defined in Article 4 of Law of the Russian Federation, d/d 22.03.1991, No. 948-1 “About competition and restricting of monopoly activity in goods markets” (with alterations and amendments as of the date of the present Agreement), as well as except for cases, when such a disclosure is required pursuant to the applicable law or the regulations of stock exchanges, which the Borrower’s securities circulate in. The confidentiality obligation does not cover public information.

8.2                              (A)                               Citibank has the right to disclose to any of its affiliated persons or any other person:

(i)                          to which (or with participation of which) Citibank transfers or assigns (or may transfer or assign) of all or some of its rights and obligations with respect to Credits, extended hereunder; or

(ii)                       with which (or with participation of which) Citibank acts (or may act) as a joint creditor or any other transaction, under which payments shall be fulfilled with regard to the Credits, extended hereunder, or which invest directly or indirectly as a joint creditor or any other transaction; and

(iii)                    to which and to the extent, to which the information shall be disclosed in accordance with any applicable law or a regulatory act; and

(B)                               Citibank is entitled to disclose to an investor, creditor, a trust owner, a manager, an administrator or any other person, being a direct or indirect participant or a party in securitization or issuing of instruments, secured by definite financial liabilities or by another way, or to any person for any purpose, connected to Credits, extended in accordance with the terms of the present Agreement, any information about the Borrower, the present Agreement or any other document or instrument, concluded between the parties in connection with the present Agreement to the extent, Citibank considers necessary provided that, in accordance with paragraph (A)(i) and (ii) and (B) above, the person, to which the information will be disclosed, shall undertake the confidentiality obligation.

8.3                              Any obligations for nondisclosure of information, undertaken by the parties in accordance with present Article 8, shall replace any previous confidentiality obligations of the parties.

9.                                      MISCELLANEOUS

9.1                              The Borrower shall, upon a request of Citibank, to pay to Citibank the amounts, which are required for compensation to Citibank of documentarily confirmed additional expenses, connected to the present Agreement, arising as a result of execution by Citibank of any future law or bylaw, agreement, official order or claim, put into force by the Russian Federation or a relevant federal subject of the Russian Federation (having or not having the force of law and, among other things, including claims, concerning capital adequacy, liquidity, reserves, special deposits, taxes, except for the net profit tax of Citibank or a subdivision, extending Credits), or any regulation of claim of a self-regulated organization, the rights of which are obligatory for observance by Citibank.

In case the Borrower receives such a claim, it is entitled, at its own discretion, to repay all outstanding Credits anticipatorily without paying of any amounts, as stipulated in the present item.

9.2                              Receiving or collection by Citibank of any amount with respect to any obligation of the Borrower in a currency, differing from the currency, in which this amount shall be paid, either on the basis of a decision of any judicial body or in accordance with the present Agreement, discharges such an obligation only in the amount, for which Citibank may, on the first day on which Citibank is open for transactions immediately after such receiving of collection, purchase, in accordance with the normal bank practice, the currency, in which the relevant amount shall have been paid, for the currency, which was received or collected. If the amount purchased in this way is less that the initial amount in the currency, in which the relevant amount shall have been paid, the Borrower is obliged, according to a separate obligation and independently on decision of any court, to compensate any expenses, incurred by Citibank.

9.3                              If extension, financing or availability of an unpaid Credit becomes illegal for Citibank, the relevant Credit shall be immediately revoked and become subject to repayment upon a request of Citibank, and the Borrower shall fully repaid such a Credit together with the accrued interest as of the date, specified in a notification from Citibank, containing the request for repayment. The specified notification shall be sent by Citibank not later than fifteen (15) business days before the date of repayment of the Credit, if in accordance with the applicable law provision of such deferral is not illegal for Citibank.

9.4                              If at any moment any of the provisions of the present Agreement is or becomes illegal, invalid or unenforceable with any respect according to the legislation of any jurisdiction, it in no way affects or encroaches the legitimacy, validity or enforceability of the other provisions of the present Agreement, as well as the legitimacy, validity or enforceability of such a provision in accordance with the legislation of any other jurisdiction.

9.5                              Omission of Citibank to exercise or a delay in exercising by it of any right or legal remedy under the present Agreement shall not be deemed to a waiver of the right for their fulfillment, as well as no sporadic or partial exercising of any right or remedy does not prevent any further or any their exercising or exercising of another right or legal remedy. The rights and legal remedies, provided by the present Agreement, supplement but do not exclude the rights and legal remedies, provided by the law.

9.6                              The parties agree that, without prejudice to other provisions of the present Agreement, including item 9.1 and in accordance with Article 451 of the Civil Code, material changing of the circumstances, by which the Borrower was ruled upon conclusion of the present Agreement and at every Provision Date shall not be deemed the reason for its alteration of dissolution.

9.7                              Citibank may, in accordance with its normal practice, keep accounts, on which the amounts, at any time credited by Citibank and subject to repayment by the Borrower hereunder, are fixed. In case of any legal or judicial proceedings, connected to the present Agreement, records on such accounts, provided that there are no obvious mistakes, shall be deemed the final confirmation of availability and the amount of the Borrower’s financial liabilities under the present Agreement.

9.8                              The present Agreement is regulated by the legislation of the Russian Federation. Any disputes, disagreement or claims, arising in connection with the present Agreement, shall be transferred for consideration and solved by the Arbitrage court of Moscow. The Borrower shall irrevocable submit to the jurisdiction of the present court, but such submission does not restrict (and shall not be deemed to be restricting) the right of Citibank to bring legal proceedings against the Borrower in any other court of the relevant jurisdiction, as well as bringing of legal proceedings in one or several jurisdiction does not prevent bringing of legal proceedings in any other jurisdiction, either simultaneously or not.

9.9                              To the extent, the Borrower may in any jurisdiction claim immunity, covering the Borrower and its property, with respect to any lawsuits, execution of a judgment, seizure (either in the framework of execution of a judgment, or before delivering of a judgment or in accordance with another order) or any other proceedings, and to the extent, it may, in any such jurisdiction, used such immunity with respect to itself or its property (irrespectively if the Borrower use it or not), the Borrower hereby irrevocable agrees, that it will not claim such immunity and irrevocable waives of it in the maximal extent, admitted by the legislation of such jurisdiction.

9.10                       The present Agreement comes into force at the date, specified above. Any of the parties has the right to dissolve the present Agreement at any moment by sending to the other party (with a courier, by mail or by fax) a written notification about dissolution of the Agreement no later than one (1) month before the supposed date of dissolution of the Agreement and provided that as of the supposed date of dissolution of the Agreement there will be no amounts subject to payment by the Borrower to Citibank hereunder. In case of availability of amounts subject to payment by the Borrower to Citibank hereunder as of the supposed date of dissolution of the present Agreement, the present Agreement continues to be valid with respect to Credits, not repaid as of the moment of such dissolution before the date of final repayment by the Borrower of its obligations to Citibank hereunder.

9.11                       The present Agreement is signed by the parties in the Russian language in two original authentic copies, having equal validity, one copy for each of the parties.

9.12                       Addresses and bank details of the Parties

Citibank:	Borrower:

ZAO KB Citibank

Bld. 1, 8-10 ulitsa Gasheka, Moscow, Russian Federation 125047

Correspondent account:  30101810300000000202  in the Operation Department of the Main Territorial Administration of the Bank of Russia

BIC (Bank identification code) 044525202

INN (Taxpayer’s individual number) 7710401987

KPP (Code of reason for tax registration) 775001001

OKPO (Russian business and organization classifier) 29034830

Mobile TeleSystems OJSC 8/4a, Vorontsovskaya ulitsa, Moscow, 109144 INN 7740000076 Account No. 40702810100000002754 in MTS-Bank OJSC Correspondent account No. 30101810600000000232 BIK 044583212

ON BEHALF OF ZAO KB CITIBANK

Signature: (signature) Name: (illegible) Positions: Vice-president	Signature: : (signature) Name: Guniya M.G. Position: Chief accountant

Place of Seal         (seal)

ON BEHALF OF THE BORROWER

Signature: (signature) Name: Kornya A.V. Position: Finances and Investments Vice-president	Signature: (signature) Name: Borisenkova I.R. Position: Chief accountant

Place of Seal         (seal)

Sign-off copy of MTS OJSC

Agreement No without number, d/d           20

Contractor ZAO KB Citibank

Responsible subdivision DKF, BFI, KU
name of the responsible subdivision

Kapranov I.S. (signature)
(Full name of the manager of the responsible subdivision)

Responsible executor	Smirnov A.V. (signature)
(Full name of the responsible executor)

APPROVED:

Name of the Approving subdivision	Full name of the Approving person	Signature	Comments (approval date, etc.)
DZSiI	Gorlatov A.G.

Legal subdivision

Additional approval

Name of the Approving subdivision	Full name of the Approving person	Signature	Comments (approval date, etc.)

APPENDIX 1

TO THE GENERAL AGREEMENT ABOUT SHORT-TERM CREDITS

CREDIT REQUEST

From	[full name of the Borrower]
[address]

To:	ZAO KB Citibank
Building 1, 8-10 ulitsa Gasheka, Moscow, 125047, Russia
Attn.: [•]

Date:	[•]

Dear Sirs!

We refer to the General Agreement about short-term credits, concluded between us as the Borrower and ZAO KB Citibank as the Creditor (with subsequent alterations and amendments). The terms, defined in the General Agreement about short-term credits, have the same meanings in the present Credit Request.

In accordance with the General Agreement about short-term credits and with the terms, stipulated in it, we ask You hereby to extend the following Credit for us:

Currency:	Russian rubles;

Credit amount:	[•]:

Credit extension date:	[•];

Repayment date:	[•];

Interest rate:	the MOSPRIME rate, increased by the margin amount of 1.50 (one and fifty hundredths) of the annual interest;

Extension commission:	0.25% (twenty five hundredths of a percent) of the Credit amount

Interest Payment Dates:	[dates] or [in accordance with the General agreement about short-term credits].

Bank details:

We confirm that as of the date of the present Credit Request, the representations, specified in Article 5 (Representations) of the General Agreement about short-term credits, are correct, as well as that no Event of Default or an event, which after sending a notification, after expiring of a definite period of time or upon combining of these circumstances, will be an Event of Default, have occurred and are not continuing.

We confirm that we have no right to reject the Credit, requested in the present Credit Request.

The General Agreement about short-tem credits and the present Credit Request, properly signed by the both parties, in combination constitute a credit contract between us as the Borrower and You as the Creditor with respect to the Credit, requested in the present Credit Request, and all the terms and provisions of the General Agreement about short-term credits shall be considered hereby incorporated in the present Credit Request.

Sincerely Yours,

ON BEHALF OF THE BORROWER

Signature: Name: Position:	Signature: Name: Position: Chief accountant SEAL

ON BEHALF OF CITIBANK

Signature: Name: Position:	Signature: Name: Positions: Chief accountant SEAL

Borrower	Citibank	(signature)

Bound, numbered and sealed 13 (thirteen) sheets
Finances and Investments Vice-president of MTS OJSC
(signature) /Kornya A.V./

(seal)